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PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

April 25, 2012

7:00 am CT

Operator: Welcome to today’s program. At this time, I would like to turn the conference over to Tom Barth. Please go ahead, sir.

Tom Barth: Thank you and good morning everyone. And I apologize for the inconvenience this morning, but thank you for joining us on such short notice to discuss today’s announcement regarding the new strategic plan at Progress.

Joining me on today’s call are Jay Bhatt, President and Chief Executive Officer of Progress, Tony Aquilina, Senior Vice President for Strategy and Corporate Development, and John Goodson, Senior Vice President for Products.

Following the prepared remarks, we will open the call for questions. A copy of the slide presentation that accompanies today’s call is available on the Progress Investor Relations page. An audio replay of the call will also be available on our Web site later today.

Our discussion today may include predictions, estimates or other information that might be considered forward-looking. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Please refer to the discussion of those factors contained in the press release we released today, as well as the risks described in our filings with the FCC.

So with that, I’d like to turn the call over to Jay.

Jay Bhatt: Thank you, Tom and good morning, everybody.

I’m really glad to be here today to take you through our strategic vision for the new Progress.

And I want to talk about - and I want to talk about the presentation in a couple buckets, but - and then I’m going to - I’m going to refer to slide numbers as we go through this.

As Tom mentioned, we’ve submitted slides. We have them posted on our Web site and we filed them as well, so you can follow along via the slides. And I’m starting with the slide talking about what are we announcing today.

And what we’re announcing is a two - is a two-phase strategic plan - a plan that’s focused around investment in our core as phase one and as phase two, a focus on using those core assets in delivering an Application Development and Deployment platform in the Cloud.

In that process, there are a number of assets that we own today that are no longer core to our company. And those assets will be divested over the next 12 to 18 months.

The assets are listed on slide five. They include Actional, Artix, DataXtend, FuseSource, ObjectStore, Orbacus, Orbix, Savvion, Shadow and Sonic. All of these products are leading products in their marketplace, but they don’t fit in our core strategic plan and mission and so therefore, we will be moving toward divestment over the next 12 to 18 months.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

We will also be more focused going forward on operational run rate for the company and we will achieve a gross $55 million reduction in run rate cost savings by the end of FY ‘12.

That will result in a net $40 million reduction, as we will see - as we will endeavor to invest $15 million of that back into the business around our core strategy.

In the process of all of this, we will deliver a 5% revenue growth rate in FY ‘13 and a 7% plus growth rate on that phase one or core part of our plan going forward.

Now, I want to point out that the phase two focus of our plan around the Cloud and around Application Development and Deployment environment in the Cloud is connected to a very high-growth platform as a service or an application platform as a service market.

And that execution creates upside potential for us in FY ‘13 and FY ‘14 and beyond. We have not sized that upside, but I wanted to lay that out here.

And then finally, we will achieve a 35% operating margin post-divestiture, which means after the - after the process of releasing some of these assets, we will create a run rate - a stabilized run rate of 35% operating margins.

Finally, we’ll embark on an aggressive return of capital to shareholders that totals - that totals to $350 million plus of share repurchase, $150 million of that will be achieved in FY ‘12 - this year - and at least $200 million of additional share repurchase will happen in the FY ‘13 timeframe.

Okay. So let me turn you to slide six, for those of you following via the slides.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

In achieving our new strategic - the new strategic direction for Progress, one thing is - there’s one thing that’s very important to me and that’s to bring my own operating philosophy to - in the way we run our company.

And let me tell you about that approach to operating a business in the context of this slide and these bullets.

First and foremost, I want Progress to be very customer-focused - focused around requirement gathering and delighting customers at every step of the way and delivering innovation on a go-forward basis.

I want Progress to be focused around better - growth that’s better than market rates. That will - that will continue to support a continuous improvement in operating margin.

As I mentioned, we’re going to start that improvement base lining at 35% and we’ll have continuous improvement from there. And using our - and I want us to use our capital in a prudent and responsible way around investment - both organic investment and inorganic investment, with metrics and deliverables that are - that are appropriate.

I also want us to be as operationally excellent as possible. And what I mean by that is I want strong execution with focus and success in everything we do.

And finally, I believe that Progress employees, the management team and our board are accountable to shareholders, to customers and to the market every - annually and we will behave and act that way going forward.

Let me turn you to slide - the next slide, which is a - which is an articulation from a timeline standpoint of what’s happened in this very short time, you know, of change at Progress.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And I’ll start, you know, we started - well, we started about a year ago where - excuse me - new board members - the search for new board members started March of 2011.

Two new board members were brought on in the middle to end part of that year and a search for a new CEO started in August. I joined, as many of you know, in - on December 5th. And we - and we embarked on a deep analysis of our core assets, our differentiators and our challenges - excuse me.

And we’re, you know, we end today, April 25th, with the articulation of the strategic plan.

Now, in the process of this analysis you - if you flip to slide eight, what I found was a company that had a very strong foundation. Over the past three or four months, the analysis has yielded an acknowledgement of the company with a great, strong foundation with good core products in aggressively growing markets.

And these products all relate, in many ways, to the core DNA of the company around Application Development and Deployment.

As you can see on the right we have a set - we have a set of unique assets that are - that are incredibly relevant in their categories. They’re capable, they’re well architected and again, they’re - they are what we deem to be our core assets.

Flipping to slide nine.

We also found a set of market spaces where these assets execute - or where these assets are exposed - with incredibly attractive growth characteristics, as you can see up and down the right side of that slide.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

The products that I mentioned on the last slide have compelling positions in each of these markets. And the truth is, these products are a fantastic foundation for what is really central to us as a company, which is the concept of Application Development and Deployment - a concept that was - that was created 25-30 years ago at the company and still remains very relevant today.

So as we - as me and my - as my leadership team and myself, as well as our board, digested this information and continued to analyze and went - we went through a strategic process, where we determined that our mission needs to be one of a singular focus, what - a mission where Progress Software can be a leading independent Application Development and Deployment platform in the Cloud.

We, you know, and I’m going to talk about how, you know, how we are exposed today and how we are going to be even more exposed around this mission going forward.

I will refer to this idea as the Progress Application Platform As A Service, or APAAS. But as these - as you move to slide 11, the first step to this mission and to reach our goal is to strengthen our core by investing in our core.

I’m going to explain to you how we’re going to do that in the - in the ensuing slides. But as we strengthen and build on our foundation, we expect to achieve a stabilized run rate on this - on this core - on this core component of our business at 7% plus growth with 35% operating margins.

So as you can see on slide 12, we are going to have a two-phase process in executing in our plan. The first phase is around focusing on our core and the second phase - which we’ll talk about in a little bit - is strengthening and moving aggressively to a Cloud platform.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Now as you can see on this pictorial, the phases will absolutely overlap and there’s a lot of phase two already happening today, but I wanted articulate and lay it out this way in the rest of the presentation.

So if we move to slide 13, I want to talk a little bit more about focusing on our core.

There is some examples - the - on the slide, there’s some examples of operational excellence that we have not done in the past due to a lack of focus around this core foundation, but we will be doing in the future.

Now, a lot of the things that you read on slide 13 and even slide 14 may seem simplistic. They may seem like they’re fairly basic from an execution path, but by doing these things in an aggressive and investment-oriented way, we will be able to yield great returns.

I want to - I want to talk about a couple of examples on the slide - things like expanding our Partner program on the application and development and - Application Development and Deployment business via technical and business enablement and improving our brand in this space - a brand that we - that is still incredibly compelling but that we haven’t focused on as aggressively as we should or could.

On the data side, one of the most important things to think about when you think about data connectivity and data integration for IT departments and corporations worldwide is the fact that they look for these things through Web - through Web - I’m discovering - Web demand.

And we have not improved and executed on our Web marketing and lead generation for years. We will be funding this to drive top line upside around that business, among other things.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And on the real-time analytics side, we have a very compelling and focused brand in capital markets. We will - we will further explore ourselves as we’re developing more use cases for Cloud movement of real-time analytics and execute and drive top line growth there.

So as I move to slide 14, for - fiscal year ‘13 and beyond will be a timeframe from a business roadmap standpoint for monetizing and leveraging the transition to the Cloud application environment, while continuing to execute in our on-premise business around Application Development and Deployment.

And you can see on the slide, there are some actions here that we’ll be taking to do that - things like delivering application development add-on modules to our customer base, whether they’re application partners or direct end users, as well as modernizing our application development platform for the future as it - as it moves to the Cloud.

On the data side, we will expand OEM contract to include new SaaS connectivity, particularly with the, you know, accelerated and emerging world of SaaS ISVs - SaaS ISVs and application deliverers.

And then finally on the real-time analytics side, we will be expanding those horizontal use cases that I told you we would start exploring this year into the Cloud as we deliver a Cloud real-time analytics capability around our application development.

Now I’m going to move to slide 15 here, because I want to talk a little bit about how this business model relates to our product roadmap.

Like the business roadmap, the product roadmap is reflective of both supporting our - the investment in our core execution path around phase one, but also starting that Cloud transition path as it relates to our products.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Some things I want to highlight on this slide - in FY ‘12, we will - we are focused on delivering in our Application Development and Deployment platform, better management and monitoring of our Cloud-based apps.

On the data side, we want to embed data connectivity to leading SaaS applications. As an example and on the real-time analytics side, we will improve our UI to make it Cloud-ready and we will - we will focus on things like Elastic Caching, which are very important transition points.

You hear more Cloud-oriented product development going on in FY ‘12 because there is a lead time that has to occur in products to deliver our business model and therefore there’s a - there’s an earlier focus than you might have - might have heard in the business roadmap.

And on the FY ‘13 timeframe, you know, we’re going to do things like expand the entire development and deployment platform to further expose it to multi-tenancy, improve our Cloud deployment capabilities around our platform, as well as deliver it through mobile devices.

On the data side, we’ll pilot Cloud connectors - a Cloud connector service where the connectors can be accessed in the Cloud in the Application Development and Deployment platform and we’ll launch real-time analytics in the Cloud as well.

So let me move to slide 16 now and tell you about our phase two approach to our new strategic direction.

I’ve indicated some of that in the business roadmap and product roadmap already, but now I want to laser focus around what makes us a Cloud Application Development and Deployment provider that is compelling in the marketplace.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And I’ll start with this slide 17, which talks about - talks about the market dynamic. What you can see here is an attractive compound annual growth rate for platform as a service and data connectivity in the Cloud as a category - 23% compound annual growth rate.

Not surprising to many of you - as we all know, the world is transitioning in this direction.

On the right, the chart shows a very aggressive transition of business software deployment going from on-premise, you know, which you can see declining in the blue bars significantly, through a hybrid approach - which means on-premise and Cloud deployment in business environments, which peaks in the - in the FY - in the 2014 timeframe and starts declining because the pure Cloud deployment is growing so aggressively in the green bars.

This again is not probably very surprising to any of you, as we know more and more IT departments and application users are transitioning in this way.

And the good news for Progress is, as you know, we’re very well represented in the on-premise world. But as you may not know, we’re very well represented as well in the hybrid market - which I’ll talk about in a second.

And as I mentioned in our mission statement, we are very focused on using our foundation assets - our core assets - in taking advantage of that Pure Play Cloud environment as well.

Now, movement to the Cloud does not come without challenges for business users. And there’s a long list of them, as you can see on this slide - things like - things that are very - that people are very aware of out there, like security and privacy and regulatory compliance.

But there are other things that are just not solved today in application platforms as service and Cloud environments - things like big data access and analytics on that data, flexibility around the

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

use of multi software languages, as well as the easing of the deployment process of applications as they - as they’d been built in a Cloud environment and then deployed and put into production in - for business use.

Now, we’re going to solve many of the unsolved problems through our Application Development and Deployment platform in the Cloud through this architectural structure and sort of pictorial that you see on slide 19.

And what you see here is an environment that we will deliver - again, that Progress application platform as a service environment, or APAAS - on the top of that slide that delivers multi-tenant, multi-language - a multi-tenant, multi-language environment with real-time analytics and decisions through the delivery of business rules, event correlation and dashboards, as well as leading-edge data connectivity through multiple data sources, whether it’s OEM apps or databases on-premise or in the Cloud.

Now, I want to - I want to flip over to slide 20, because the good news here around this movement to Application Development and Deployment in the cloud is Progress Software has the core products to build - to deliver the - to deliver the foundation of this idea on the right - the picture on the right.

We have a - we also have approximately 400 thousand end user customers that are driving demand to the Cloud today. We already have 600 applications that have been built and are running - built on our platform and are running in the Cloud today, which gives us the third largest APAAS ISV app base in the world.

And only 15% of our - of our 1,400 ISVs have moved to the Cloud thus far, which gives us a big run rate going forward in terms of movement and monetization.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And we’re going to work with our application partners to help them transition their apps to the Cloud in a much more aggressive way.

We’ve already started our transition to the Progress APAAS environment on the right and we’re going to improve our customer’s transition to this environment in a much more thoughtful, comprehensive and laser-focused way going forward.

So I want to flip over to slide 21 because with everything I’ve said - all of the changes, all of the - all of the - all of the - some of the - some of the disruptive activities that we’re going to go through here is going to result - is going to result in a different - a company that looks quite different.

And so therefore, we - going forward, we will report along these two segments - core and non-core.

The non-core’s going to be with us through mid-to-late 2013, due to the timeframe around divestment, but we’re going to mostly - excuse me - we’re going to mostly focus on core in our discussions with all of you.

And in the core portfolio, we’re going - we’re going to be reporting the results from the products and businesses that make up that core - primarily the business of Application Development and Deployment on-premise and in the Cloud, which is made up of products like OpenEdge, DataDirect Connect, Apama Analytics and Decisions - all of which form the basis for the Progress APAAS platform.

Now as I said on our last call, I’m going to be giving guidance for the rest of the year on the Q2 earnings call, which will happen in June. So I have not listed what FY ‘12 will look like as a baseline, I - and I understand that that may be something many of you will want to see.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

I just want to say one thing. Q1 - in the core - in the core segment, I can tell you that Q1 was down approximately 2% and there’s been a lot going on over the last quarter - second quarter and will continue to be a lot going on through the rest of the year, so I hope you’ll bear with us during this interim period.

And I’ll give you more - a better sense of what the year will look like in a - in a little less than two months - about a month and a half.

Okay. So let me - let me move to slide 22.

With all that said and all the actions I’ve mentioned, I want to summarize. I, you know, I’m throwing a lot at you here. And, you know, I want to summarize the timeline we’re looking at around some of these - some of these very important activities that we’re going forward on.

And so if you think about FY ‘12, this is where we will strengthen and invest that core and start the migration of the on-premise platform to the Progress APAAS, we will begin the divestiture program that I’ve mentioned - ten products - we will complete our $55 million cost reduction by the end of fiscal year - by the third quarter, really, of fiscal year ‘12 and we will revise our financial reporting in that timeframe.

And we will - we will also execute on a share repurchase to the tune of about $150 million.

In our FY ‘13, we will migrate the remaining components of our environment to our Progress APAAS, continue deliver - to deliver on that strengthening of the core/strengthening, you know, the investment in the core, but also that movement to the Cloud.

We expect to complete our divestiture program in this year. We will deliver a 5% revenue growth on that core or that phase one piece and a 35% operating margin.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And FY ‘14 and beyond, we’ll represent a timeframe where we have a unified Cloud-based product development and deployment platform that - and the - and that phase one or core business, we’ll be generating 7% plus revenue growth and 35% plus operating margins.

As I mentioned in my operating philosophy, I do expect to see continuous improvement in top line growth, but also operating margins going forward.

I did not mention in FY ‘13 that we will - we will execute on a share repurchase of at least $200 million and we will continue to return capitals to - on a going-forward basis FY ‘14 and beyond, where appropriate.

And I want to highlight on the bottom - that green bar is important, because I’ve not mentioned it in some of the expectations on the above and I’ve mentioned it a couple times now.

And I’ll say it again - this high-growth APAAS or application platform as a service market that we are going to be executing in around phase two creates upside potential in FY ‘14 and beyond.

We’ve not put that in some of the numbers above, but I wanted to mention that. And over the next six months or so, we’ll have - we’ll better - we’ll better articulate that - six to 12 months we’ll better articulate that.

Now, I want to close by talking a little bit about kind of answering the question, you know, why should you invest in Progress? And so that’s on slide 23 and I want to talk a little bit about sort of a summary, basically, of this presentation or why invest in Progress.

If you think about what we’re all about, we’re a company that has a core Application Development and Deployment business. We’re going to leverage that core and move it to the Cloud.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

We already have a huge number of businesses running on our platform, a great channel that delivers it, profitable, predictable and a - a profitable and predictable financial model that we’re blessed with here and an immediately - and we’re going to immediately divest 10 products that don’t relate to our core - our core mission going forward.

Our growth margin and share repurchase programs here will drive fantastic shareholder value. Revenue growth in the core products - so that phase one piece is going to be 5% in 2013 and then 7% plus in future years with upside, as I’d mentioned, in late - that will develop in late ‘14 around that Cloud APAAS movement, operating margins of 35% plus going forward and we will return $350 million plus of capital through a share repurchase program over the next couple of years.

We believe we have a very compelling strategy for long-term success. We’re going to move our business to the - to the place where I, you know, to the place where software companies will become - will remain relevant, which is the Cloud.

We all have seen and I think I’ve shown in this presentation the strong movement of business and - to Cloud delivery. And we will deliver our Progress Application Development and Deployment platform to the Cloud over this timeframe.

In doing so, we’re going to leverage our core competencies and our core DNA. And as I mentioned before, we already have - we’re already there in many ways in a hybrid environment.

We have the third largest ISV application base in the world to begin with, so it’s a great place - a great foundation to start on that movement.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

We’re going to differentiate this Cloud environment with platform neutrality, best-in-class data access and analytics and we’re - and again, we will - we will execute in this high-growth business and it should give us upside starting in the late part of FY ‘14.

And finally, we have a solid, experienced and most importantly, accountable team - accountable to you, all its’ shareholders, and accountable to all of our stakeholders in this business - an experienced new CEO - myself - is in place now, who’s building a strong management team.

And we have a very strong board with strategy, execution and turnaround experience.

So I want to conclude here by saying that there are a handful of slides at the back of the deck that you have access to through our filing, as well as on our Web site, to talk about - that pertain to the Proxy contest that you know is ongoing.

I won’t go through all these slides in detail, but we’ll be sharing more with many of you individually. And I’d like to, you know, encourage you all to go through them at your leisure. I just wanted to say the following - we have a decisive board who’s moved proactively to reshape this company. I’m proud to be leading that effort and I look forward to serving the shareholders in the years to come and we execute our strategic plan for what I’m called the new Progress. Let me now open the presentation here up for Q&A.

Operator: Very good. At this time if you’d like to ask a question, please press star 1 now on your touch-tone phone. Once again, to ask a question, press star 1 on your touch-tone phone. We’ll take our first question from the site of (Steve Kennig). Your line is open.

ea(Steve Kennig): Hi, good morning guys. Thanks for taking my question. If I could ask a ((inaudible)) question and just follow up with that. I have a bunch of (prior) questions and I’ll just do one follow

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

up if that’s okay. On the financial side, just trying to understand the - there’s the $40 million in operating costs that you’re taking out.

I’m - I guess I’m assuming here that if that is going to get you the 35% margin, if that’s on top of taking out, you know, maybe another $160 million in costs from selling - from divesting those other businesses. Is that the right read?

Male: Yes, the way to think about it is, you know, the core business that I mentioned we’re going to be reporting on in one of the slides - the earlier slides - is that going forward cost portfolio that represents a topline number. And on that topline number, we will deliver the 35% margin. That is post divestiture and divesting, you know, the ten products. That’s post $40 million net reduction in cost that we will achieve by FY’13.

So we will deliver a 35% operating margin on, you know, on the going forward core portfolio that will be Progress.

(Steve Kennig): Okay, now I got it. So the operating - the other operating costs that you currently have will be allocated with the other products and then sold? And that’s not part of the $40 million you’re quoting.

Male: Yes I mean, you know, we - I think it’s best to take any operating costs that don’t fall in the 35% operating margin against the core business will not - will no longer exist to Progress. That obviously - that $40 million net savings doesn’t represent that so we will divest and move out operating expenses that don’t correlate to those numbers.

(Steve Kennig): Okay, got it. And then just on the product side if I may, I’ll just keep it to one here. I guess the one I want to ask most would be these - getting rid of Sonic, it’s key - my understanding it’s the key integrating technology for Open Edge.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

So you’re going back to the kind of the progress as it was in 2003 with these three products, although clearly with the more - you know, and as product strategy. And how do you - what are you going to do to make Open Edge, you know, work without that Sonic piece?

Male: Yes, I know that there was a - (Steve), I think we should take it offline because it’s not - I think you mentioned that in one of the reports that Sonic was a core foundation (alarm and of) Open Edge. That’s not accurate. And I want to further explain it.

It is not a - it is an important asynchronous messaging component around what we do going forward and we may choose to, you know, maintain some portions of it but it is no- I would absolutely not call it a core foundational component to Open Edge.

And I wanted to wait until we unveiled a plan to sort of correct that point. I can spend more time on the architecture of Open Edge with you so you understand. But there is really no risk in the application development and deployment platform with the divestment of Sonic in any way.

So, you know, I want to alleviate that concern that I think you had and anybody else has and I can share more about why that is the case and there- and really there does not need to be any unnatural acts in any way to execute on this plan around product.

(Steve Kennig): Okay great. I’ll look forward to talking about that offline. Thank you.

Operator: Once again, if you’d like to ask a question, press star 1 on your touch-tone telephone. We’ll move next to the site of (Aaron Schwartz). His line is open.

(Aaron Schwartz): Good morning. I can try to appreciate all the moving parts here so, yes, I do appreciate all the color you provided this morning and hard work that went behind this. (Jay), one

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

question I had. You sort of at the outset, stressed you know, how important, you know, customer relationships were to Progress.

And maybe you could just walk through because you’ve been through a number of sales, you know, restructurings before you arrived and now if you’re a customer you’re looking at Progress with, you know, a moving product portfolio that’s going to still see quite a bit of development before you get to where you want to be.

You know, one, how do you mend o build on the customer relationships with the still sort of moving parts at the company? And then, two, how do you not sort of freeze some parts you’ve seen activated before some of these products are laid out?

Male: Yes, it’s a great question and thank you for it. And what I would say is I just - I’ll just leverage on the opening you made. You know, the kind of aggressive restructuring and ((inaudible)) estimate and - is, you know, is something that is challenging but it’s something that I have absolutely been involved in in my career a number of times.

You know, I think I mentioned to some of the - some of you, not you specifically because of, you know, (Aaron), because of the recent entry into the story for you guys but, you know, my history at Auto Desk and prior, incorporate a number of restructuring, product investments and really this whole idea of refocusing around on the core and leveraging the core DNA concepts and driving that in terms of customer, in terms of product, et cetera.

It’s something that really, you know, I did focus on in the early days of Auto Desk which helped her in that company into what it is today. And so what I would say is I have a lot of experience doing that. There are challenges and I, you know, I think there are challenges because there are some customer overlap.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

There aren’t as many as you think and I think that’s one of the reasons why we feel so confident in the - you know, focusing on this singular mission around application development and deployment. We think that the separation of the businesses that we’ve been running is, you know, makes this refocus viable.

You know, we are ha- we have operating teams inside the company right now that are focused on all of the things that might get dropped, you know, through the cracks here including incredibly and focus - incredible focus around customer communication and managing that process.,

So it’s not without its challenges. There are a lo- as you mentioned, there a lot of moving parts that will - that we will be faced with through the next six months as we get through this process, so I’m very confident that we can transition the company towards a singular mission and responsibly divest and move the core products - the non-core products to buyers and owners that really, you know, that really value them and that treat them with respect and sort of the dignity that they deserve.

So I’m confident about that. I’m confident that the customers are getting taken care of. And we’re going to make sure we do everything we can to drive that.

(Aaron Schwartz): Okay. I appreciate that and, (Jay), you mentioned a number of time sort of the, you know, shift to the cloud and outcomes to the cloud. Could you, to the extent you could, if we look at the 361 and sort of the core product revenue in fiscal ‘11.

I don’t know if you can sort of ballpark what the license component is around that. And then does this also involve a move in the licensing model to more of a subscription based model as you execute this plan to the cloud?

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

(Jay): So I’m not - we’re not going to - on this particular call, we’re not going to be breaking down the com- the way the core sets up. We’re not at that point yet. You know, we’ll have a much more complete reporting, you know, articulation on the earnings call at the end of the second quarter so that’s June timeframe.

So, you know, we’ll do everything we can within, you know, wh- within reason to help you guys understand this over the next month and a half as we go through it but we’ll have a much more clear articulation of the way we’re going to report and the components of that core on that earnings call.

In terms of the transition to the cloud, yes, I mean, look, the truth as I mentioned, this is not foreign ground to us. We are already in the process of delivering cloud based applications around the deployment platform. As I mentioned, 15% of our ISVs are implementing their cloud based applications on our platform.

It - there is an accompanied business model adjustment that has to occur around that. And there is a business model as well for our partners that delivered their applications through this methodology and we’re not only working on that internally at our company but we’re helping our partners work on that as well as they deliver more aggressively their portfolio through our (A pass), you know, to their customers.

So we, you know, I think, you know, more to come on that but there’s absolutely going to be business model transition but it shouldn’t - it, again, it will not affect the core metrics and financial results that I’ve mentioned or our expectations in this presentation.

(Aaron Schwartz): Okay. And last question for me if I could, and I’ll jump back in the queue, but if we - and this is (done) through the (reproaches) activity that you announced, that you know, you’re - if we look at your domestic cash balance, I think it’s about $170 million at the end of February.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Obviously you’ll generate cash through the year to year. But is the pace of the repurchase activity dependent on the case of the divestitures or, you know, would you look to, you know, take on some debt to sort of bridge the gap there if there is some timing, you know, discrepancies around your expectations for either the sale price or the timing of the divestitures?

Male: I guess I’d just answer simply it’s not - just to answer your first question - it’s not the hold into the divestment schedule. Obviously divestments - and we realize that - you know, especially somebody like me or (Tony) who’ve been through this a lot realize that you can’t time these things and - now so we’ve not built a share repurchase program and expectations around divestment - expected divestment schedules And I think I’d leave it at that.

You know, we’re committed to delivering the $150 million in FY’12 and it leads to ($100) million in FY’13 and we’re not beholden to divestment schedules.

(Aaron Schwartz): Okay terrific. I appreciate the information this morning.

Male: Sure.

Operator: We’ll move next to the site of (Scott Zeller). Your line is open.

(Scott Zeller): Hi, thank you. Regarding your future focus on application cloud performance, could you tell us who you expect to run into competitively? Will this be a situation where you’re really competing against internal development or do you now expect to run into people like Net Scout or Opp Net or Compuware or CA in the field going forward?

Male: Yes, thanks for the question. You know, I think - look, I think the - we already - on the on premise and hybrid world, we are - we’re competing with, you know, kind of the usual suspects that, you know, I know you follow our company. You know who they are in delivery platform.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Those same businesses are mo- are trying to move their platform to the cloud. We think that we have four differentiators that, you know, around this whole data connectivity and the data cloud service that we’d be moving to the cloud to manage multiple data sets around this real time analytics component in the cloud that we think is not delivered today that we can uniquely deliver and around sort of this whole multi language and neutrality environment which many of the competitors that we have are very constrained around because they are connected to their staff, to their current environment, to their adjacent software selling that occurs around the platforms.

There - the great news I think about that space is if the space is rich with early stage companies, with innovative companies that are driving, you know, adoption in different ways of technologies, and there are also new incumbents that are trying to get to this space.

And, you know, I don’t have time on this call to go through the entire competitive landscape but can certainly do that separately with you. But there is a rich competitive landscape that exists. It’s not in - unchartered but we believe, progress believes that it has a fantastic competitive edge because of our base that’s already moving because of the number of applications that have already been written and migrated onto our (A pass) and because of those core key technology differentiators that exist in our platform and will exist even more aggressively as we invest, you know, more aggressively compared to the competition. So I hope that helped answer your question.

(Scott Zeller): Just a follow up also for those ISEs, out of the 1400 or so you mentioned, you said about 15% of them have actually begun to deploy cloud centric applications. Of that, I believe the 15%, would you say that you have a good share of mind or market share within that group that’s already begun to move to cloud apps?

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Male: We do. We really do, (Scott). I mean, this is a - I’ve met with a number of that 15% over the last four months, talked to the principals, the CEOs, the people driving those businesses. In fact, I was just with one of our partners who, you know, really all development dollars at this particular ISV is focused - and it’s a fairly large ISV - it’s focused around moving mi- continuing to migrate and building components around the core cloud SAS delivery and their applications.

And they’re absolutely reliant on our platform and the things that it accomplishes, so I think we have very strong market share in that 15% or thereabouts group. And I think we have very strong market share frankly in the 85% balance that will move over the next few years, so.

(Steve Zeller): Okay, and lastly, just a technical question about reporting. Do you anticipate going forward when talking about the core business to delineate between what we would call some of the older technologies at Progress that will remain on some of the newer, such as (Opama)? Or do you expect to report a consolidated number?

Male: We’re going to report a consolidated number primarily because we’re really going to the market as a consolidated platform. That’s the whole mission of the - of what I’ve discussed. It’s our strategy. And we expect that. So, you know, in the - so just, you know, just briefly we will ex- in phase one we’ll execute around the core components and continue to do that to support our core foundation but over time, you know, as we move forward, that’s - all of that will be migrated into an application development singular focus. So therefore, we feel we need to repot the company around that singular focus.

(Scott Zeller): Thank you.

Operator: And we’ll move next to the site of (Greg McDowell). Your line is open.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

(Greg McDowell): Great. Thank you. Hi (Jay). Thanks for taking my questions. Obviously it’s a lot of information to digest. I wanted to first drill into divestiture programs and your level of confidence for being able to complete these ten divestitures by the middle of 2013 and not only completing them but actually getting a fair price for these businesses.

So I mean, how are you going to run that process? Has anyone approached you yet or have you already started to reach out to potential financial and strategic buyers?

(Jay): Okay, I’m going to - it’s a good question. Let me - (Tony Apalina), as mentioned earlier in the intros here, he runs strategy and corporate development. He has a strong, strong M&A background and I’m going to let him answer that question. Go ahead (Tony).

(Tony Apalina): Thanks (Jay). That’s a great question (Greg). We’ve already started the process of contacting potential buyers for some of the assets, (Greg), and we’re working very closely with the leaders of those product lines and our advisors, including JP Morgan, to reach out and hopefully complete the process as quickly as possible achieving the highest value for shareholders.

(Greg McDowell): Thanks (Tony). And then one quick other question, obviously you’re going to spend some of your cash on the share buyback, so you’ll also be generating a lot of cash from the core business and from the divestiture of some of the other business. So my question is, I mean, do you have the IT in place under the new progress software to execute on in your plan? Or do you think you’ll need to make additional acquisitions in the future to execute on your plan?

(Jay): Yes, I’ll - let me answer that one. We have - I want to flip back to something in a second. This whole operating philosophy that I have, answer the second part of second part of the question. But the answer to the first part is we are really pleased that we have the core foundations for this movement to the cloud, this application development deployment execution in the cloud.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And so that - and those are the core assets that we’ve decided to hold and move forward with and there was a - obviously there was a lot of thought that went into which assets will go forward with us.

We don’t, you know, again we don’t have all the components. There are things that we need to go out and part, you know, companies that we need to partner with to bring capabilities in. And there are also companies that we’re going to go need to acquire to bring into that environment to fill it out as we go forward.

Much of that will be discovered through our customer interactions. And again, you know, my operating philosophy going back is that I want to be very customer centric, you know, no building concepts in a sort of mad science laboratory, if you will, but really based on customer feedback.

And I also want to be incredibly prudent and responsible around investment as I mentioned before. So what that means is whether it’s organic or in this case, inorganic contributions to our platform and to our portfolio, they will be done with a very, very aggressive financial analysis and return on investment, return on equity, you know, analysis that attaches to it.

But I will say this - we - there are - it’s a very, very rich space around innovation out there. There are things that are being developed every day and we need to be a part of that world so we will be looking at that as well.

(Greg McDowell): That’s helpful. Thank you, gentlemen.

Operator: And once again if you’d like to ask a question, please press star 1 now on your touch-tone telephone. We’ll move next to the site of (Mark Shappel). Your line is open.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

(Mark Shappel): Hi. Good morning. I appreciate your thought and effort that went to the review and presentation here. Most of my questions have been answered. But, (Jay), along the lines of the earlier question with respect to your data access products and that part of your product roadmap, how did you come up with which products to keep, which connectivity products to keep and which ones to divest? You know, it looks like you’re keeping some and getting rid of others. And it looks like Data Access is still a big part of your plan going forward.

(Jay): Yes, let me just clarify, (Mark). We’re keeping the product called Data Direct Connect. It’s an environment, if you will. It’s more than a product but it’s a set of, as you know - I think you know, it’s a set of, you know, data integration tools or digest information from multi data sources and bring it, you know, and consolidate it into applications.

That is a - so that’s the Data Direct Connect product. And that’s the one we’re keeping. We aren’t keeping multiple data products. That’s the one the one that we think will inform best our application platform as a service environment or our application development deployment environment.

And that’s really what the way the thought process went. We really focused around what is the core mission, what should be about from a singular focus standpoint? And then what components in our portfolio add to that and create differentiators for us?

And I think - and we think very - I think very - I feel very strongly that that Data Access - Data Direct Access piece is critically important for the platform. And the reason I say that is if you were an ISV, whether you’re a current on-premise ISV moving your application to the cloud or you’re a new ISV building cloud based apps, you need to digest information in the world of big data.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And big data is such an important - such an important concept out there. In the world of big data, you need to digest information from multi sources. And the best way to do that in the world today is through the Data Direct Connect environment.

That’s why it’s so aggressively OEMed in all of the IS- in so many ISV applications, you know, brand name ISV applications in databases - in database deliveries. We’ve already built those Data Direct Connect environment and in our Open Edge and it’s existed there for a long time.

So that’s a component that’s part of the core foundation of Open Edge today and needs to be - or continue to be a core foundation of Open Edge and the application development platform as it moves to the cloud.

I hope that explains it. You know, I think the Data Direct Connect business has been generally misunderstood in the marketplace based on my conversations with investors and analysts and I will continue to try to endeavor to clarify it. It’s a critical component to making that application development and deployment environment in the cloud successful and effective.

(Mark Shappel): Okay, thank you. And just one final question here. I was just wondering if you could expand a little bit on the thought process that went around the (Savion) and the (Savion) BPM tool and why you chose to divest that. That was actually a big focus over the last year or two of trying to, you know, push that into the, you know, the Open Edge base.

(Jay): Yes, we, you know, we could go - I mean, at the end of the day I’ll just talk generally about the list of products because, you know, I think there are a lot of products that have been very closely affiliated with Progress over the years, things like Sonic and, you know, all the way down the list that we’ve made some tough decisions around.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

And, you know, let me start by saying the company talked a lot in the past about this - the concept of responsive process management and the components that we assembled were meant to fulfill that idea. At the end of the day, those components are critically important and very - and I believe on leading edge technologies that are very valuable.

But they don’t fit in the core - the other part of our business that really is the core part of our business which is application development and deployment. Now there are - specifically with respect to (Savion), there are components of (Savion) around how, you know, you might build a BPM module in an application that we are very busy assessing, analyzing and determining how we maintain that in the Open Edge environment.

So that’s something that I do want to point out, is - has an affiliation with the core application and development platform. But the broad use case of (Savion), Sonic, et cetera, is around this responsive analytics, the (response) or process management idea.

It’s around IT infrastructure on premise. It’s around middleware on that front and it’s not consistent with this mission that I’ve discussed and so therefore, where that dynamic existed, we’ve made a difficult decision frankly to mo- you know, to divest those product lines, notwithstanding the competence of those product lines in the - and we believe they’re better suited in a different home.

So that’s how that decision process went. I think there are, you know, there was a question earlier about Sonic and its relationship to Open Edge. There are things that obviously are - we’re considering as we move the platform forward. But for the most part, we think this is a clean break between the businesses.

(Mark Shappel): Thank you.

PROGRESS SOFTWARE, CORPORATION

Moderator: Tom Barth

04-25-12/7:00 am CT

Confirmation # 4458403

Tom Barth: Operator, this is Tom Barth. So we have time for one more question.

Operator: Very good. We’ll take our final question from the site of (Brian Murphy). Your line is open.

(Brian Murphy): My question’s been answered. Thank you.

Tom Barth: Okay, well operator, I want to thank everyone for joining us today. We appreciate you taking the time to listen to this very important announcement from Progress. And we look forward to staying in touch with you and speaking formally again at the end of June on our Q2 earnings call and if not before. So thank you all very much and have a wonderful day.

END